Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us, will be filed on behalf of each of us.

Date: April 19, 2011	COSA – NOVA FASHIONS LIMITED

	By:	/s/ Miguel S. Goldgrub
Miguel S. Goldgrub, also known as Michael Gold
President and Secretary

MIGUEL S. GOLDGRUB

	By:	/s/ Miguel S. Goldgrub
Miguel S. Goldgrub, also known as Michael Gold